UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 22, 2015

GFI GROUP INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-34897	80-0006224
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

55 Water Street, New York, NY 10041

(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 968-4100

(Former name or former address, if changed since last report)

(Explanatory Note: Since June 1, 2015, the registrant has been a voluntary filer not subject to the filing requirements of Section 13 or 15(d) of the Exchange Act of 1934. As a voluntary filer, the registrant filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant would have been required to file such reports) as if it were subject to such filing requirements.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 22, 2015, BGC Partners, Inc. (“BGC”), Jersey Partners, Inc. (“JPI”), New JP Inc. (“New JPI”), Michael A. Gooch and Colin Heffron, directors of GFI Group Inc. (“GFI”) and JPI stockholders, and certain subsidiaries of JPI and BGC entered into a merger agreement (the “Merger Agreement”) providing for the acquisition of JPI by BGC (the “JPI Merger”) as provided for by the tender offer agreement by and among BGC, GFI and BGC Partners, L.P. (“BGCLP”), dated as of February 19, 2015 (as amended, the “Tender Offer Agreement”).

Shortly following the completion of the JPI Merger, a subsidiary of GFI will merge with and into GFI pursuant to a short-form merger under Delaware law, with GFI continuing as the surviving entity (the “GFI Merger” and, together with the JPI Merger, the “Back-End Mergers”).

The Back-End Mergers will allow BGC to acquire the remaining approximately 33% of the outstanding shares of GFI common stock that BGC does not own. Following the closing of the Back-End Mergers, BGC and its affiliates will own 100% of the outstanding shares of GFI common stock.

Pursuant to the terms of the Merger Agreement, certain subsidiaries of BGC will merger with and into a subsidiary of JPI. In the JPI Merger, each current holder of JPI common stock, other than Messrs. Gooch and Heffron, will be entitled to receive per JPI share held an amount equal to (i) $6.10 multiplied by the number of GFI shares currently held by JPI (less the $10.75 million in principal plus interest on the note issued by JPI to BGC on October 6, 2015) divided by (ii) the number of outstanding shares of New JPI common stock. Such amount will be payable 30% in cash and 70% in shares of BGC Class A common stock. Messrs. Gooch and Heffron will be entitled to receive the same amount per JPI share held, subject to certain adjustments, but such amount will be payable 100% in shares of BGC Class A common stock. The portion of such consideration paid in BGC Class A common stock is valued at $9.46 per share, which was the closing price of the BGC Class A Common Stock on the day prior the date of the Tender Offer Agreement.

In the GFI merger, each outstanding share of GFI common stock (other than dissenting shares and shares held by BGC and its subsidiaries) will be converted into the right to receive an amount in cash equal to $6.10 per GFI share held. Approximately 23.5 million shares of BGC Class A Common Stock and $111.3 million in cash are expected to be paid at closing of the Back-End Mergers, inclusive of adjustments.

The Merger Agreement contains customary terms, covenants and conditions, including the requirement that BGC register the shares of Class A Common Stock issuable pursuant to the Merger Agreement for resale promptly after closing. As a condition to closing, Messrs. Gooch and Heffron will resign as directors of the board of directors of GFI.

GFI and BGC expect the Back-End Mergers to be completed no later than January 29, 2016, subject to the satisfaction of required regulatory approvals.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document which is attached hereto as Exhibit 2.1 and incorporated herein by reference in response to this Item 1.01.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about BGC, GFI or other parties thereto. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in BGC or GFI’s public disclosures.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated December 22, 2015, by and among BGC Partners, Inc., JPI Merger Sub 1, Inc., JPI Merger Sub 2, LLC, Jersey Partners, Inc., New JP Inc., Michael Gooch and Colin Heffron. †

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, GFI has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 23, 2015	GFI GROUP INC.

	By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Chief Executive Officer

[Signature page to 8-K regarding the Back-End Mergers]

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated December 22, 2015, by and among BGC Partners, Inc., JPI Merger Sub 1, Inc., JPI Merger Sub 2, LLC, Jersey Partners, Inc., New JP Inc., Michael Gooch and Colin Heffron. †

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.